Exhibit 11.1
                              CORCOM, INC.
              COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                     (In Thousands, except Share Data)


                              Thirteen Weeks Ended    Thirty-nine Weeks Ended
                              --------------------    -----------------------
                               Sept 27,    Sept 28,    Sept 27,       Sept 28,
                                 1997        1996        1997           1996
                              ---------   ---------   ---------     ----------
Net earnings per common and
common equivalent share:

Average shares outstanding        3,817       3,795       3,822         3,778

Additional shares assuming
exercise of dilutive stock
options based on the treasury
stock method using average
market price                        143         190         135           191


AVERAGE NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES          3,960       3,985       3,957         3,969

Net earnings                      $ 726     $ 1,034     $ 2,457       $ 3,601

Net earnings per common and
common equivalent share:          $ .18       $ .26       $ .62         $ .91



Net earnings per common and
common equivalent share -
assuming full dilution:

Average shares outstanding        3,817       3,795       3,822         3,778

Additional shares assuming
exercise of dilutive stock
options based on the treasury
stock method using the period
end price if higher than the
average market price.               147         197         147          196


FULLY DILUTED AVERAGE NUMBER
OF COMMON AND COMMON
EQUIVALENT SHARES                 3,964       3,992       3,969        3,974

Net earnings                      $ 726     $ 1,034     $ 2,457      $ 3,601

Net earnings per common and
common equivalent shares          $ .18       $ .26       $ .62        $ .91
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